PRELIMINARY
                              COMFORCE Corporation
                         (formerly The Lori Corporation)
                               2001 Marcus Avenue
                          Lake Success, New York 11042

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held on February 5, 1996

                  As a stockholder of COMFORCE Corporation, formerly The Lori Corporation (the "Company"), you are invited to be present, or represented by proxy, at the Annual Meeting of Stockholders, to be at 2001 Marcus Avenue, Lake Success, New York on February 5, 1996 at 10:00 a.m., New York City time, and any adjournments thereof, for the following purposes:

1. To elect Michael Ferrentino, Dr. Glen Miller, Richard Barber, Peter Matthy and Keith Goldberg to the Board of Directors of the Company for terms of one (1) year. See "Proposal No. 1 - Election of Directors" in the Proxy Statement.

2. To ratify the Company's issuance of 3,225,098 shares of its Common Stock to certain individuals in consideration of their agreement to act as officers of or consultants to the Company to assist the Company in developing a technical staffing business. See "Proposal No. 2 - Ratification of the Issuance of Stock to Certain Persons" in the Proxy Statement.

3. To ratify the Company's entering into the technical staffing business and exiting the fashion jewelry business and transactions related thereto, including (i) its acquisition of all of the capital stock of Spectrum Global Services, Inc., d/b/a YIELD Global, (ii) its issuance of 1,863,333 shares of its Common Stock plus detachable warrants to purchase 931,669 shares of its Common Stock in a private placement, (iii) its issuance of 100,000 shares and 150,000 shares, respectively, of its Common Stock to ARTRA GROUP Incorporated, an affiliate of the Company ("ARTRA"), and Peter
     R. Harvey, a director of the Company, in consideration of their agreements to assume or guarantee, or to indemnify the Company in respect of, certain obligations and liabilities, (iv) its exchange of 100,000 shares of its Common Stock to ARTRA for the 9,701 shares of the Company's Series C Preferred Stock held by ARTRA, and (v) its disposition of its discontinued fashion jewelry operations. See "Proposal No. 3 - Ratification of the YIELD Transactions" in the Proxy Statement.

4. To approve an amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's capital stock from 10,000,000 shares to 40,000,000 shares of Common Stock and from 1,000,000 shares to 10,000,000 shares of Preferred Stock. See "Proposal No. 4 - Amendment to the Company's Certificate of Incorporation" in the Proxy Statement.

5. To amend the Company's Long-Term Stock Investment Plan to (i) increase the maximum number of shares which may be issued under such Plan from 1,500,000 to 3,000,000 shares, and (ii) provide for the grant of options to non-employee directors. See "Proposal No. 5 - Amendment to Stock Option Plan" in the Proxy Statement.

6. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent certified public accountants for the fiscal year ending December 31, 1995. See "Proposal No. 6 - Selection of Auditors" in the Proxy Statement.

7. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on December 15, 1995 are entitled to vote at the Annual Meeting of Stockholders and all adjournments thereof. Since a majority of the outstanding shares of the Company's Common Stock must be represented at the meeting in order to constitute a quorum, all stockholders are urged either to attend the meeting or to be represented by proxy.

     If you do not expect to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed reply envelope. Your vote is important regardless of the number of shares you own. If you later find that you can be present and you desire to vote in person or, for any other reason, desire to revoke your proxy, you may do so at any time before the voting.


                                         By Order of the Board of Directors


                                         Christopher P. Franco, Secretary

December 28, 1995

                                                                     PRELIMINARY
                              COMFORCE Corporation
                         (formerly The Lori Corporation)
                               2001 Marcus Avenue
                          Lake Success, New York 11042

                         ANNUAL MEETING OF STOCKHOLDERS
                                February 5, 1996

                                 PROXY STATEMENT

     This Proxy Statement and the Notice of Annual Meeting and Form of Proxy accompanying this Proxy Statement, which will be mailed on or about December 28, 1995, are furnished in connection with the solicitation by the Board of Directors of COMFORCE Corporation, formerly The Lori Corporation (the "Company" or "COMFORCE"), of proxies to be voted at the annual meeting of stockholders to be held at 2001 Marcus Avenue, Lake Success, New York on February 5, 1996 at 10:00 a.m., New York City time, and any adjournments thereof.

     Stockholders of record at the close of business on December 15, 1995 (the "record date") will be entitled to vote at the meeting for each share then held. On the record date, there were 8,960,770 shares of Common Stock of the Company outstanding. All shares represented by proxy will be voted in accordance with the instructions, if any, given in such proxy. A stockholder may abstain from voting or may withhold authority to vote for the nominees by marking the appropriate box on the accompanying proxy card, or may withhold authority to vote for an individual nominee by drawing a line through such nominee's name in the appropriate place on the accompanying proxy card. UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN, EACH PROPERLY EXECUTED PROXY WILL BE VOTED, AS SPECIFIED BELOW.

     Each share is entitled to one vote in person or by proxy, with the privilege of cumulative voting in connection with the election of directors. Cumulative voting means each stockholder shall be entitled to as many votes as shall equal the number of shares owned multiplied by the number of directors to be elected. The stockholder may cast all of such votes for a single nominee for director or any two or more of them as the stockholder sees fit. The Company has not adopted any pre-conditions to the exercise of cumulative voting for directors. The Board of Directors is soliciting discretionary authority to cumulate votes.

     All proxies may be revoked and execution of the accompanying proxy will not affect a stockholder's right to revoke it by giving written notice of revocation to the Secretary at any time before the proxy is voted or by the mailing of a later-dated proxy. Any stockholder attending the meeting in person may vote his or her shares even though he or she has executed and mailed a proxy. A majority of all of the issued and outstanding shares of the Company's Common Stock is required to be present in person or by proxy to constitute a quorum. Directors are elected by a plurality. The favorable vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the meeting is required to approve or adopt the other proposals presented to the meeting.

     This Proxy Statement is being solicited by the Board of Directors of the Company. The expense of making this solicitation is being paid by the Company and consists of the preparing, assembling and mailing of the Notice of Meeting, Proxy Statement and Proxy, tabulating returns of proxies, and charges and expenses of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegram or in person without additional compensation therefor.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     The Company's By-laws provide that the Board of Directors shall consist of up to eight persons. The Board of Directors has nominated five directors to be elected to hold office until the next annual meeting or until their successors shall be duly elected and qualified. It is intended that proxies in the form enclosed granted by the stockholders will be voted, unless otherwise directed, in favor of electing the following persons as directors: Michael Ferrentino, Dr. Glen Miller, Richard Barber, Peter Matthy and Keith Goldberg.

     Unless you indicate to the contrary, the persons named in the accompanying proxy will vote it for the election of the nominees named above. If, for any reason, a nominee should be unable to serve as a director at the time of the meeting, which is not expected to occur, the persons designated herein as proxies may not vote for the election of any other person not named herein as a nominee for election to the Board of Directors. See "Information Concerning Directors and Nominees."

     The Board of Directors recommends a vote "FOR" the election of each of the nominees. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or authority withheld is specified.


                  INFORMATION CONCERNING DIRECTORS AND NOMINEES

Directors and Nominees

     Set forth below is information concerning each nominee for director of the Company, including his business experience during at least the past five years, his positions with the Company and certain directorships held by him. Each nominee is currently a director of the Company, except for Mr. Matthy. There are no family relationships among any of the directors or nominees, nor, except as hereinafter described, are there any arrangements or understandings between any director and another person pursuant to which he was selected as a director or nominee.

     Michael Ferrentino, age 33. President and Director of the Company since December 1995. Mr. Ferrentino was a founder of Spectrum Global Services, Inc., d/b/a YIELD Global, a telecommunications and computer staffing company ("YIELD"), and he served as YIELD's Executive Vice President from 1987 to 1995. From 1984 through 1987, he worked for Dunn & Bradstreet as a Senior Auditor. Mr. Ferrentino received a B.S. Degree in Accounting from St. John's University.

     Dr. Glen Miller, age 59. Director since December 1995. Vice President - Business Development of TeleData International, a telecommunications service company. From 1990 to 1994, Dr. Miller was responsible for strategic planning for the Harris Corporation. From 1984 to 1990, he was responsible for the direction and arrangement of business activities in various markets nationwide for GTE Telecom, a telecommunications company. Dr. Miller is a retired Colonel U.S. Air Force, and earned a Ph.D. from Columbia Pacific University.

     Richard Barber, age 36. Director since December 1995. Partner at L.H. Friskoff & Company, a certified public accounting firm. Mr. Barber is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and served as a committee member of the New York State Real Estate Accounting Committee. Mr. Barber received a B.A. Degree from Sheffield Polytechnic in the United Kingdom.

     Peter D. Matthy, age 49. Principal of Tanglewilde Consulting. From 1979 through 1994, he held various senior positions with IBJ Schroder Bank & Trust Company, including Executive Vice President-Director of Corporate Banking, Chairman and Chief Executive Officer of IBJ Schroder Leasing Corp., and Chairman and Chief Executive Officer of IBJ Schroder Capital Corp. Mr. Matthy earned a B.S. Degree from Bucknell University and attended Dartmouth College Graduate School of Credit and Finance.

     Keith Goldberg, age 34. Director since December 1995. Partner at J. Walter Thompson Advertising. Previously, he worked for BBDO Advertising as an Associate Creative Director from 1994 to 1995. From 1989 through 1994, he served as a Vice President at Young & Rubicam. Mr. Goldberg is the recipient of several Clio and Effie awards. He received a B.A. Degree in Communications from St. John's University.

     Each director shall hold office until the next annual meeting of the stockholders or until his successor shall have been duly elected and qualified.

Other Directors

     The individuals named below currently serve as directors of the Company, but none of these individuals are standing for election. Certain of these directors hold or have held positions with ARTRA GROUP Incorporated ("ARTRA"), an affiliate of the Company, which owns approximately 25.4% of the Company's currently issued and outstanding Common Stock. ARTRA is principally engaged in the flexible packaging business. Pure Tech International, Inc. ("Pure Tech"), which is engaged in manufacturing textiles, hose and tubing, is an affiliate of the Company. John Harvey and Peter R. Harvey are brothers.

     John Harvey, age 63. Chief Executive Officer from 1990 to April 1993, Chairman of the Board from 1985 to December 1995, and a Director since 1982. Chairman of the Executive Committee. Chairman of the Board and Chief Executive Officer of ARTRA since 1968 and a Director of Pure Tech since 1995.

     Peter R. Harvey, age 61. Director since 1982 and Vice President since 1995. President, Chief Operating Officer and a Director of ARTRA since 1968 and a Director of Pure Tech since 1995.

     Austin A. Iodice, age 54. Director since 1990, Vice Chairman, President and Chief Executive Officer from 1992 to December 1995. President of Ansa Company, Inc. (baby bottles and accessories) from 1990 to present. Associated with Technical Tape Incorporated (pressure sensitive tape) from 1964 to 1989 in various capacities, including as a director and most recently as president and chief executive officer from 1980 until 1989. Mr. Iodice served as the Chairman and Chief Executive Officer of the Company's New Dimensions subsidiary until shortly before it filed a voluntary petition under Chapter 11 of the Bankruptcy Code in February 1993. New Dimensions was reorganized and emerged from the protection of the Bankruptcy Code in May 1993, at which time Mr. Iodice was reappointed to these offices. New Dimensions ceased operations in December 1994.

     Alexander Verde, age 62. Director since 1990. President of AVS Marketing Specialists Incorporated (sales and marketing) from 1974 to present.

Meetings of the Board of Directors

     In 1994, the Board of Directors of the Company conducted two meetings. In addition, the Board of Directors transacted business on seven other occasions by unanimous written consent during 1994.

Committees

     During  1994,  there  were  three  standing  committees  of  the  Board  of
Directors: the Committee on Audit and Finance, the Committee on Compensation and Options and the Executive Committee.

                  The Executive Committee's function was to generally supervise the operations of the Company and develop organizational and managerial structures for the Company. John Harvey and Peter R. Harvey served on the
     Executive Committee during 1994, but the Executive Committee did not meet in such year. Following the election of the new directors at the annual meeting of stockholders, the Company Executive Committee will be terminated.

                  The Committee on Audit and Finance has responsibility for reviewing the professional services to be provided by the Company's independent
auditors, the scope of the audit by the Company's independent auditors, the annual financial statements of the Company, the Company's system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention. Alexander Verde and Austin Iodice served on the Audit Review Committee during 1994, but the Committee did not meet in such year. Following the election of the new directors at the annual meeting of stockholders, Dr. Glen Miller and Richard Barber are expected to be appointed to serve on the Committee on Audit and Finance.

                  The Compensation Committee has responsibility for reviewing executive salaries, administering the bonus and incentive compensation of the Company, and approving the salaries and other benefits of the executive officers of the Company. In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans, and compensation policies and practices of the Company. Peter R. Harvey and Austin Iodice served on the Compensation Committee in 1994, but the Committee did not meet during such year. Following the election of the new directors at the annual meeting of stockholders, Michael Ferrentino, Peter Matthy and Keith Goldberg are expected to be appointed to serve on the Compensation Committee, and on a Stock Option Committee expected to be created to administer the Company's Long-Term Investment Plan.


                    INFORMATION REGARDING EXECUTIVE OFFICERS

     Michael Ferrentino. See "Management - Information Regarding Directors" for information concerning Mr. Ferrentino.

     Christopher P. Franco, age 36. Executive Vice President and Secretary of the Company since December 1995. From 1993 to September 1995, Mr. Franco served as Vice President and General Counsel of Spectrum Information Technologies, Inc. ("Spectrum") (wireless transmissions, telecommunications and franchiser of computer stores). From 1985 to 1993, Mr. Franco practiced law, principally in the field of corporate securities, with the law firms of Fulbright & Jaworski (Houston), Cummings & Lockwood (Hartford) and Kelley Drye & Warren (New York). Mr. Franco received his B.S.B.A. in business administration from Georgetown University and his J.D. from Southern Methodist University School of Law.

     James D. Doering, age 58. Vice President and Chief Financial Officer of the Company since 1988. Mr. Doering has also served as the Vice President, since 1980, Treasurer, since 1987, Chief Financial Officer, since
1988, and Controller, from 1980 to 1987, of ARTRA.

     Peter R. Harvey. See "Management - Information Regarding Directors" for information concerning Mr. Harvey.

     Lawrence D. Levin, age 43. Controller of the Company since 1989 and Assistant Chief Financial Officer of the Company since 1993. Mr. Levin has also served as the Controller, since 1987, and Assistant Controller, from 1980 to 1987, of ARTRA.

     Richard Mandra, age 47. Assistant Controller of the Company since 1993. Vice President and Treasurer of the Company from 1985 to 1993 and from January 1995 to the present.

     Officers are appointed by the boards of directors of COMFORCE and its subsidiaries and serve at the pleasure of each respective board. There are no family relationships among the executive officers and/or directors, nor are there any arrangements or understandings between any officer and another person pursuant to which he was appointed to office except as may be hereinafter described.

                             EXECUTIVE COMPENSATION

Directors' Compensation

     Directors' fees of $1,000 per quarter were earned in 1994 by each non-employee director of the Company. The Chairman, John Harvey, earned a fee of $2,000 per month in 1994. Such fees were accrued but not paid in 1994. Commencing in February 1996, non-employee directors will receive fees of $1,000 per quarter and $500 per meeting. In addition, the Company has proposed adopting an amendment to the Long-Term Stock Incentive Plan, which, if adopted, will entitle each non-employee director serving as a director on February 5, 1996 and annually thereafter on the date any such non-employee director is elected or re-elected by the stockholders, to receive options to purchase 5,000 shares of the Company's common stock, unless the plan is subsequently amended as permitted therein.

Executive Officer Compensation

     The following table shows all compensation paid by the Company and its subsidiaries for the fiscal years ended December 31, 1994, 1993 and 1992, to the chief executive officer of the Company. No other executive officers of the Company received compensation in excess of $100,000 in 1994.

                           Summary Compensation Table

                                                                      Long Term
                                             Annual Compensation     Compensation
                                             -------------------     ------------
                                                                      Options -
          Name and                            Salary                  Number of       All Other
    Principal Positions         Year           Paid        Bonus       Shares       Compensation
    -------------------         ----           ----        -----       ------       ------------

Austin A. Iodice,  Vice         1994          260,000      -0-           -0-            -0-
Chairman, Chief Executive       1993          260,000      -0-       370,419(2)         -0-
Officer and President(1)        1992          125,000      -0-           -0-            -0-

----------------------------------

     (1) As of December 31, 1992, Mr. Iodice did not hold the title of chief executive officer of the Company but acted in such capacity. In November and December 1992, Mr. Iodice was engaged as a management consultant to New Dimensions by New Dimension's bank lender. The consulting fees earned by Mr. Iodice (for which the bank lender was reimbursed by the Company in 1993), $125,000, are included in the salary column for Mr. Iodice for 1992.

     (2) See the notes under "Principal Stockholders - Securities Ownership of Management" and "Transactions with Management and Others" for a description of the option granted to Mr. Iodice.



     Option Values. The following table sets forth information concerning the aggregate number and values of options held by Named Executives. None of the Named Executives hold stock appreciation rights ("SARs") and none of the Named Executives exercised any options in 1994.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

                                                          Number of Securities    Value of Unexercised
                                                         Underlying Unexercised       In-the-Money
                                                             Options/SARs            Options/SARs at
                                                          at Fiscal Year End         Fiscal Year End
                         Shares Acquired      Value          Exercisable/             Exercisable/
      Name                 on Exercise       Realized      Unexercisable(1)          Unexercisable(2)
----------------         ---------------     --------    ---------------------   -----------------------

Austin A. Iodice                0              $ 0             370,419/ 0               $166,886/ $0

----------------------------------

     (1) See the notes under "Principal Stockholders - Securities Ownership of Management" for a description of the terms of the option granted to Mr. Iodice, as well as other options granted to other executive officers of the Company.

     (2) The listed option was issued at per share exercise price of $1.125 per share. The market price of the Company's common stock as of the close of trading on December 31, 1994 on the American Stock Exchange was $2.875. The value shown in this column for in-the-money options is the amount by which the market price at December 31, 1994 for all of the shares issuable upon Mr. Iodice's exercise of his option exceeded the exercise price thereof.

Employment Agreements

     The Company entered into employment agreements in December 1995 with Michael Ferrentino, the President of the Company, and Christopher P. Franco, the Executive Vice President and Secretary of the Company. Each agreement is for a term of two years and is terminable by the Company only for "just cause." "Just cause" includes the employee's consistent failure to follow written policies or directions, wrongful conduct which has or is expected to have a material adverse effect on the Company, material violations of the employment agreement and disruption of a harmonious work environment, except that, following a change in control of the Company, the term "just cause" is generally limited in application to criminal acts. Under these agreements, each of Messrs. Ferrentino and Franco are entitled to compensation of $150,000 annually plus such bonuses as are awarded by the Board, and each are entitled to participate in the Company's normal benefit programs. If the Company terminates either agreement, the employee shall be entitled to receive full compensation and to continue to participate in the Company's benefit programs for the greater of one year or the balance of the term of the agreement, payable in full at the time of termination. Each agreement contains customary confidentiality, non-disclosure and employee non-solicitation provisions. See also "Transactions with Management and Others" for a description of the consulting agreement and management agreement entered into by the Company with certain companies controlled by James
L. Paterek and Austin A. Iodice, respectively.

Compensation Committee Interlocks and Insider Participation

     During 1994, authority to determine the compensation of executive officers was conferred upon the Company's Board of Directors or, in the case of officers paid by New Dimensions, Rosecraft or Lawrence, by the respective boards of these subsidiaries. However, except as described below in the case of Austin A. Iodice, none of these boards considered the compensation of its officers in 1994. The decisions concerning the 1994 compensation of all of the executive officers of the Company, except for Mr. Iodice, were made by Mr. Iodice. During 1994, Mr. Iodice served as the Vice Chairman, President and Chief Executive Officer of the Company. Mr. Iodice's compensation was fixed by the terms of a management agreement approved by the Board of Directors of the Company in 1992. No deliberations regarding Mr. Iodice's compensation were held during 1994. Although the Company has a Committee on Compensation and Options, this committee did not meet in 1994. There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving any of these individuals. See "Transactions with Management and Others" for a description of certain transactions entered into between the Company and Austin A. Iodice.

Report on Executive Compensation

     Compensation of Executive Officers

     The salaries paid during 1994 to the Company's executive officers were either approved by Austin A. Iodice, then the Vice Chairman, President and Chief Executive Officer of the Company, or, in the case of Mr. Iodice's compensation, fixed pursuant to a management agreement approved by the Board in 1992. See "Transactions with Management and Others." Mr. Iodice's decisions regarding compensation were based upon various subjective factors such as the executive's responsibilities, position, qualifications, individual performance and years of experience. In no such case did he undertake a formal survey or analysis of compensation paid by other companies. The terms of Mr. Iodice's employment agreement were fixed based upon negotiations between Mr. Iodice and representatives of the Company in 1992. In approving these terms, the Board considered various subjective factors, but not undertake a formal analysis of compensation paid by other companies.

     Deductibility of Compensation.

     Effective  January 1, 1994,  the Internal  Revenue  Service  under  Section
162(m) of the Internal Revenue Code will generally deny the deduction of compensation paid to certain executives to the extent such compensation exceeds $1 million, subject to an exception for compensation that meets certain "performance-based" requirements. Whether the Section 162(m) limitation with respect to an executive will be exceeded and whether the Company's deductions for compensation paid in excess of the $1 million cap will be denied will depend upon the resolution of various factual and legal issues that cannot be resolved at this time. As to options granted under any stock option plans, the Company intends to endeavor to comply with the rules governing the Section 162(m) limitation so that compensation attributable to such options will not be subject to limitation under such rules. As to other compensation, while it is not expected that compensation to executives of the Company will exceed the Section 162(m) limitation in the foreseeable future (and no officer of the Company received compensation in 1994 which resulted under Section 162(m) in the non-deductibility of such compensation to the Company), various relevant considerations will be reviewed from time to time, taking into account the interests of the Company and its stockholders, in determining whether to endeavor to cause such compensation to be exempt from the Section 162(m) limitation.

     Submission of Report

     This report on Executive Compensation is submitted by Austin A. Iodice.

Performance Information

     Set forth below in tabular form is a comparison of the total shareholder return (annual change in share price plus dividends paid, assuming reinvestment of dividends when paid) assuming an investment of $100 on the starting date for the period shown for the Company, the Dow Jones Equity Market Index (a broad equity market index which includes the stock of companies traded on the American Stock Exchange) and the Dow Jones Consumer Sector Apparel Index (an industry index which includes manufactures of jewelry and apparel). No dividends were paid on the Company's common stock during the period shown. The return shown is based on the percentage change from December 31, 1989 through December 31, 1994.



     PROPOSAL NO. 2 - RATIFICATION OF THE ISSUANCE OF STOCK TO CERTAIN PERSONS

         On June 29, 1995, the Company entered into a letter agreement with James L. Paterek, Michael Ferrentino and Christopher P. Franco, subsequently amended as of October 6, 1995 (as amended, the "Letter Agreement"), pursuant to which Messrs. Ferrentino and Franco agreed to serve as employees of, and Mr. Paterek agreed to serve as a business consultant to, the Company to enable the Company to enter into the telecommunications and computer staffing business. As consideration for agreeing to provide such services to the Company, the Company agreed to (i) issue to Messrs. Paterek, Ferrentino and Franco and one other individual who agreed to serve as a Vice President of the Company, Kevin W. Kiernan (collectively, the "Designated Individuals"), such number of shares of Common Stock equal to 35% of the Company's issued and outstanding Common Stock (together with certain anti-dilution rights); (ii) sell or otherwise dispose of all or substantially all of the Company's interest in the fashion jewelry business (the "Jewelry Business"); (iii) nominate four individuals selected by the Designated Individuals to serve on the Company's Board of Directors (which is to consist of eight directors); (iv) enter into two-year employment agreements with Messrs. Ferrentino and Franco and a three-year business consulting agreement with Mr. Paterek and (v) and issue to such individuals stock options under the Company's Long-Term Stock Investment Plan. See "Executive Compensation - Employment Agreements" and "Transactions with Management and Others."

     On October 6, 1995, 3,091,302 shares of the Company's Common Stock were issued to the Designated Individuals. The Designated Individuals are entitled to receive additional shares of the Company's Common Stock in order that their ownership percentage of 35% of the Company's outstanding Common Stock will be maintained following the transactions described below. The Designated Individuals are not entitled to any other anti-dilution rights. ARTRA, then the majority stockholder of the Company, previously approved the issuance of such shares. The Company has agreed to make a loan of approximately $345,000 in the aggregate to the Designated Individuals to cover their anticipated tax liabilities resulting from these transactions, all on terms to be negotiated.

     The Board of Directors of the Company believes that it is in the interests of the Company that the Designated Individuals assist the Company in developing a technical staffing business. Accordingly, the Board is requesting that the stockholders ratify the agreements entered into with the Designated Individuals.

     The Board of Directors recommends that the stockholders vote "FOR" the proposal. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or abstention is specified.


             PROPOSAL NO. 3 - RATIFICATION OF THE YIELD TRANSACTIONS

Descriptions of the Transactions

     Due to continuing losses in the Company's fashion jewelry operations and the erosion of the markets for its products, the Company determined to seek to enter into another line of business. On October 17, 1995, the Company acquired all of the capital stock of YIELD. YIELD provides telecommunications and computer technical staffing services worldwide primarily to Fortune 500 companies and maintains an extensive, global database of technical specialists, with an emphasis in wireless communications capability. ARTRA, then the majority stockholder of the Company, approved these transactions.

     The purchase price for the YIELD stock was $6 million, net of cash acquired and 450,000 shares of the Company's common stock issued as consideration for various fees and guarantees associated with the transaction. The cash consideration included net cash payments to the selling shareholders of approximately $5.1 million. The 450,000 shares issued by the Company consisted of (i) 100,000 shares issued to an unrelated party for guaranteeing certain of the Company's obligations, (ii) 100,000 shares issued to ARTRA in consideration of its agreeing to enter the Assumption Agreement described below, (iii) 100,000 issued to an unrelated party for advisory services in connection with the acquisition, and (iv) 150,000 shares issued to Peter R. Harvey, a Vice President and director of the Company, in consideration of his assumption of certain of the Company's existing obligations and agreement to indemnify the Company for certain of its potential future obligations.

     In conjunction with the YIELD acquisition, the Company and ARTRA entered into an Assumption Agreement dated as of October 17, 1995 (the "Assumption Agreement") under which ARTRA agreed to pay and discharge all of the liabilities and obligations of the Company then outstanding, including indebtedness, corporate guarantees, accounts payable and environmental liabilities. ARTRA also agreed to assume responsibility for all of liabilities of the Jewelry Business from and after October 17, 1995, and is entitled to receive the net proceeds, if any, from the sale thereof.

     In October, 1995, in order to fund the acquisition of YIELD and meet certain working capital requirements, the Company sold 1,863,338 shares of its Common Stock in a private offering in units consisting of one share of Common Stock with a detachable warrant to purchase one-half share of Common Stock (931,669 shares in the aggregate) for a selling price of $3.00 per unit. The gross proceeds from the offering were $5,590,000. The exercise price of the warrants is $3.375 per share (the market price of the shares on the date of grant, October 17, 1995, as reported on the American Stock Exchange), and the warrants are immediately exercisable for a three-year period which ends October 17, 1998.

     In order to facilitate the YIELD transactions, ARTRA agreed to exchange all of the Series C Preferred Stock of the Company then held by it (9,701 shares, which constituted all of the issued and outstanding Preferred Stock of the Company) for 100,000 shares of the Company's Common Stock. As the holder of all of the outstanding shares of Series C Preferred Stock, ARTRA was entitled to receive dividends at the per annum rate of 13% of the liquidation value thereof. The liquidation value of the Series C Preferred Stock was $2,011.65 per share or $19.5 million in the aggregate, being the sum of (i) initial selling price thereof ($1,288.94 per share or $12.5 million in the aggregate) and (ii) the amount of unpaid, cumulated dividends thereon ($722.71 per share or $7 million in the aggregate). ARTRA had previously agreed to a moratorium on the accumulation of additional dividends on the Series C Preferred Stock. See "Proposal No. 4 - Amendment of the Company's Certificate of Incorporation - Description of the Company's Capital Stock."

     In the second quarter of 1995, due to the continued losses from the operations of the Jewelry Business and the Company's inability to obtain conventional bank financing, the Company determined that its remaining goodwill balance could no longer be recovered over its remaining life through forecasted future operations. Accordingly, the Company recorded a charge against operations of $12.9 million to write-off the goodwill of the Jewelry Business at June 30, 1995. In September 1995, the Company adopted a plan to discontinue the Jewelry Business and recorded a provision of $1 million for the estimated costs to complete disposal of this business. The Company is presently seeking offers to purchase all or any portion of the Jewelry Business.

     The Board of Directors of the Company believes that it is in the interests of the Company to approve the foregoing transactions, all of which it regards as integrated, to enable the Company to enter into the technical staffing business. The Board does not believe that the Company could long continue operating only the Jewelry Business, which has continued to deteriorate. Accordingly, the Board is requesting that the stockholders ratify the foregoing transactions.

     The Board of Directors recommends that the stockholders vote "FOR" the proposal. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or abstention is specified.


    PROPOSAL NO. 4 - AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

Description of the Company's Capital Stock

     As of December 15, 1995, the authorized capital stock of the Company consisted of (i) 10,000,000 shares of common stock having a par value of $.01 per share, of which 8,960,770 shares have been issued and are were outstanding, and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share, which may be issued in one or more series with such rights and preferences as determined by the Board of Directors, none of which were issued and outstanding as of such date. As of such date, there were approximately 5,600 holders of record of the Company's common stock.

     The common stock of the Company is not subject to any conversion or redemption provisions and the holders thereof are not provided any pre-emptive rights. All outstanding shares of the common stock of the Company are fully-paid and non-assessable. Each share of common stock has equal voting rights and each share shall be entitled to one vote in all matters in which stockholders shall be entitled to vote. The Certificate of Incorporation provides for cumulative voting in the election of directors. Therefore, every stockholder entitled to vote for directors shall have the right, in person or by proxy, to multiply the number of votes to which he or she may be entitled by the total number of directors to be elected in the same election, and he or she may cast the whole number of such votes for one candidate or may distribute them among any two or more candidates. Without cumulative voting, the holders of a majority of the shares present or represented at an annual meeting would be able to elect all the directors to be elected at that meeting, and no person could be elected without the support of a majority of the stockholders.

     The Company has not paid any cash dividends on its common stock in recent years and does not anticipate paying any such dividends in the foreseeable future.

     The Certificate of Incorporation of the Company authorizes its Board of Directors to establish series or classes of preferred stock and fix the rights, preferences, privileges and restrictions thereof. The Board is authorized to issue up to 1,000,000 shares of preferred stock (proposed to be increased to 10,000,000 shares). Delaware law provides that if any proposed amendment to the certificate of incorporation of a corporation adversely affects the preferences, limitations or special rights of any class of shares, then the holders of shares of such class are entitled to vote as a class as to such amendment. However, since the holders of common stock approved an amendment to the certificate of incorporation of the Company which permits the Board of Directors to authorize the issuance of new series of preferred stock with such rights (including voting rights) and preferences as fixed by the Board of Directors, the holders of common stock will not have the right to vote, whether as class or otherwise, to authorize the issuance of new series of preferred stock with preferences as to dividends and distributions on liquidation.

     By authorizing and issuing preferred stock with particular rights, the Company might be able to deter a hostile acquisition. For example, the Company could issue shares of preferred stock with extraordinary voting rights or liquidation preferences to make it more difficult for a hostile acquirer to gain control of the Company. In addition to the anti-takeover effect of the issuance of preferred stock, holders of preferred stock have a preferred position over holders of common stock on liquidation, the right to a fixed or minimum dividend before any dividend is paid (or accrued) on common stock, and the right to approve certain extraordinary corporate matters.


Amendment of Certificate of Incorporation

     The Board of Directors of the Company has unanimously approved and recommended the adoption by the stockholders of the following amendment to the Company's Certificate of Incorporation, which would increase the number of authorized shares of Common Stock and Preferred Stock:


     RESOLVED; that the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation be amended and restated to read as follows:

     FOURTH. The total number of shares which the Corporation shall have authority to issue is Fifty Million (50,000,000) of which Forty Million (40,000,000) shall be Common Stock with par value of one cent ($0.01) per share and Ten Million (10,000,000) shall be Preferred Stock with par value of one cent ($0.01) per share.

     The Board of Directors recommends that the stockholders vote "FOR" the proposal. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or abstention is specified.

                 PROPOSAL NO. 6 - AMENDMENT TO STOCK OPTION PLAN

Background Information

     On October 12, 1993, the Board of Directors of Lori approved a proposed Long-Term Stock Investment Plan of the Company (the "Plan" or the "Stock Option Plan") which authorizes the grant of options to purchase the Company's common stock to executives, key employees and agents of the Company and its subsidiaries. At the December 16, 1993 meeting of the stockholders of the Company, the stockholders approved the Plan.

Proposed Amendment

     The Board has approved amendment to the Plan to (i) increase the maximum number of shares which may be issued under such Plan from 1,500,000 to 3,000,000 shares, and (ii) provide for the grant of options to non-employee directors. A copy of the proposed amendment to the Plan is set forth in Appendix A to this Proxy Statement. The Board believes that the additional shares are needed to attract and retain talented management personnel. The Board further believes that a mechanism needs to be established, consistent with applicable Federal securities and tax laws, to enable the Company to grant stock options to non-employee directors which will enable them to qualify to serve as administrators of the Plan as disinterested directors or members of the Stock Option Committee without adversely affecting the tax status of incentive stock options or the treatment of any options under Section 16(b) of the Securities Exchange Act of 1934. Under the amendment proposed, each non-employee director serving as a director on February 5, 1996 and annually thereafter on the date any such non-employee director is elected or re-elected by the stockholders, is entitled to receive options to purchase 5,000 shares of the Company's common stock, unless the plan is subsequently amended as permitted therein. The amendment provides that these options will vest on the first anniversary of the date of grant and will terminate 10 years from the date of grant.

     The Board of Directors recommends that the stockholders vote "FOR" the proposal. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or abstention is specified.


Participation in the Plan

     Set forth below is a table which provides certain information concerning option awards to the executive officers included in the Summary Compensation Table, all current executive officers as a group, all non-executive officer directors as a group and all non-executive officer employees as a group. All of the options granted under the Plan are exercisable for a period of 10 years, subject to earlier termination of the right of employees (but not agents who are not employees) to exercise their options as described below under "Summary of the Plan - Term of Options," upon death or termination of employment. The options described in this table are those presently determinable. As more fully described below under "Summary of the Plan - Administration" and "- Eligibility," the Board of Directors (or a committee appointed by the Board) has discretion to issue such number of options to such of the officers, key employees, agents or consultants of the Company who occupy responsible managerial or professional positions or who have the capability of making substantial contributions to the success of the Company as the Board or the committee determines. Accordingly, the options shown in the "New Plan Benefits" table should not be regarded by stockholders as the only options that can or will be issued under the Plan should it be approved and adopted by the stockholders.


                                NEW PLAN BENEFITS

              COMFORCE Corporation Long-Term Stock Investment Plan

                                                                        Number
         Names and Position                        Dollar Values(1)    of Units
         ------------------                        ----------------    --------

Austin A. Iodice, formerly Vice                        1,875,246         370,419
Chairman, Chief Executive Officer and
Pres.
All Current Executive Officers (as a                     926,438         183,000
group) (6 persons)
Non-Executive Officer Directors (as a                  2,300,490         454,419
group) (6 persons)
Non-Executive Officer Employees (as a                    513,843         101,500
group) (5 persons)(2)



(1) The Dollar Value of the Options granted is the amount by which the market price of the Company's common stock as reported on the American Stock Exchange as of December 13, 1995 ($6.1875) exceeds the exercise price of the options granted (being the market price of the Company's common stock as of the business day ended prior to the date of grant). The Board of Directors originally authorized the issuance of the options on March 16, 1993 at a $1.125 per share exercise price (being the closing price on March 15, 1993).

(2) In addition to these options, Anthony Giglio, an agent formerly responsible for providing certain management services to the Company and its operating subsidiaries, received options to purchase 185,209 shares of the Company's common stock at an exercise price of $1.125 per share resulting in a benefit (calculated in the same manner as in this table) of $937,621.


Summary of the Plan

     The following summary of the Plan as proposed to be amended is qualified by reference to the full text of the Plan, a copy of which will be made available to any stockholder, without charge, upon request. The proposed amendment is set forth in Annex A to this Proxy Statement.

     Purposes. The purposes of the Plan are to: (1) closely associate the interests of the management of the Company with the stockholders by reinforcing the relationship between participants' rewards and stockholder gains; (2) provide management with an equity ownership in the Company commensurate with Company performance, as reflected in increased stockholder value; (3) maintain competitive compensation levels; and (4) provide an incentive to management for continuous employment with the Company.

     Administration. The Plan will be administered by the Board of Directors of the Company or, if directed by the Board, a Committee of disinterested persons appointed by the Board (the "Committee"). The Committee, which will be subject to the supervision of the Board, will be of such size, will have such authority and will have such members as the Board determines from time to time, and shall include at least two members of the Board to the extent two disinterested members are available and agree to serve on the Committee. As used in this Summary, the term "Administrator" means the Board of Directors or, to the extent authority for any right or obligation is delegated to the Committee, means the Committee.

     Eligibility. Participants in the Plan will be selected by the Administrator from the executive officers and other key employees of the Company who occupy responsible managerial or professional positions and who have the capability of making a substantial contribution to the success of the Company. In addition, key non-employee consultants and agents who have the capability of making a substantial contribution to the success of the Company may also be allowed to be participants in the Plan. In making this selection and in determining the form and amount of awards, the Administrator will consider any factors deemed relevant, including the individual's functions, responsibilities, value of services to the Company and past and potential contributions to the Company's profitability and sound growth. As proposed to be amended, non-employee directors will be eligible to participate in the Plan through non-discretionary annual grants of non-qualified options to purchase 5,000 shares. See "Non-employee Directors." Consequently, references in this summary to action taken in the discretion of the Administrator do not apply to such non-discretionary grants to non-employee directors.

     Types of Options and Rights. Three types of options or rights are permitted under the Plan: stock options, incentive stock options, and alternate appreciation rights. A stock option is an option to purchase the Company's common stock that may be granted to any participant. An incentive stock option is an option that qualifies for favorable Federal income tax treatment. Incentive stock options may only be granted to employees. An alternate appreciation right is a right to receive shares of the Company's common stock having a value equal to the amount by which the market price thereof exceeds the exercise price of options held by the participant. Alternate appreciation rights may be issued concurrently with or following the issuance of stock options or incentive stock options.

     Exercise Price of Options. The option price per share of common stock deliverable upon the exercise of an Option is the closing price of the common stock as reported on the American Stock Exchange on the trading day last ended prior to the time the option is granted, except that option price per share of incentive stock options granted to an owner of 10% or more of the total combined voting power of the Company and its subsidiaries will be 110% of such closing price.

     Term of Options. Each option is fully exercisable six months from the date of its grant and unless a shorter period is provided by the Administrator, may be exercised during an option term of 10 years from the date of grant. Upon the death of the participant, any option rights to the extent exercisable on the date of death may be exercised by the participant's estate within both the remaining effective term of the option and one year after the participant's death (except that alternative appreciation rights are not exercisable after death). Upon termination of participant's death (except that alternative appreciation rights are not exercisable after death). Upon termination of a participant's employment by reason of retirement or permanent disability (as each is determined by the Administrator), the participant may exercise any options to the extent such options remain exercisable during a 36-month period following termination (six months in the case of alternative appreciation rights). Upon termination of a participant's employment for any other reason, the participant may exercise any options to the extent such options remain exercisable during a three-month period following termination (except that alternative appreciation rights are not exercisable after any such termination). No awards may be made under the Plan after December 31, 2002. However, all awards made under the Plan prior to this date will remain in effect until such awards have been satisfied or terminated in accordance with the Plan and the terms of such awards. The Plan does not provide for the termination of options held by agents or consultants upon death of the optionee or termination of the parties' relationship; rather, the termination of the options is governed by the contractual relationship between the parties (except that the options cannot exceed 10 years in duration).

     Maximum Amount of Option Grants. Shares of stock which may be issued under the Plan will be authorized and unissued or treasury shares of common stock of the Company. The maximum number of shares of common stock which may be issued under the Plan will be 3,000,000. The aggregate fair market value (determined on the date the option is granted) of common stock subject to incentive stock options in any calendar year will not exceed $100,000.

     Alternative Appreciation Rights. Concurrently with or subsequent to the award of any option, the Administrator may award to any participant a related alternate appreciation right, permitting the participant to be paid the appreciation on the option in lieu of exercising the option. A participant who has been granted alternate rights may, in lieu of the exercise of an equal number of options, elect to exercise one or more alternate rights and thereby become entitled to receive from the Company payment in common stock for the appreciation of his options.

     Non-employee Directors. Under the amendment proposed, each non-employee director will receive options to purchase 5,000 shares of the Company's Common Stock on February 5, 1996 and annually thereafter on the date any such non-employee director is elected or re-elected by the Stockholders. Such options are to vest on the first anniversary of the date of grant, and shall exercisable 10 years from the date of grant.

     Amendment of the Plan. The Board of Directors of the Company may, without further action by the stockholders and without receiving further consideration from the participants, amend the Plan or condition or modify awards under the Plan in response to changes in securities or other laws or rules. The Board may also at any time terminate or modify or amend the Plan in any respect, except that without stockholder approval the Board may not (i) increase the maximum number of shares of common stock which may be issued under the Plan (other than for certain adjustments as a result of any change in the outstanding common stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like), (ii) extend the period during which any award may be granted or exercised, or (iii) extend the term of the Plan. As proposed to be amended, the provisions of the Plan relating to non-employee directors cannot be amended more than once every six months.


                             PRINCIPAL STOCKHOLDERS

Securities Ownership of Certain Beneficial Owners

     The following table sets forth the number of shares and percentage of Common Stock beneficially owned as of December 15, 1995 by the only stockholder known by management of COMFORCE to own 5% or more of COMFORCE's $.01 par value Common Stock as of December 15, 1995. As of such date, there were 8,960,770 shares of common stock issued and outstanding.


Name and Address of                     Number of Shares   Percentage of Shares
 Beneficial Owner                     Beneficially Owned    Beneficially Owned
 ----------------                     ------------------    ------------------


ARTRA GROUP Incorporated                    2,301,036              25.6%
500 Central Avenue(1)(2)
Northfield, Illinois 60093

James L. Paterek(3)                         1,324,844              14.7%
86 South Drive
Plandome, New York 11030

Michael Ferrentino(3)                         794,907               8.8%
2001 Marcus Avenue
Lake Success, New York 11042

Christopher P. Franco(3)                      794,907               8.8%
2001 Marcus Avenue
Lake Success, New York 11042


-----------------------

     (1) John Harvey and Peter R. Harvey, each of whom serves as an officer and director of the Company, control the management and operations of ARTRA, which owns 25.6% of the Company's common stock. Insofar as they are deemed beneficial owners of the Company's shares owned of record by ARTRA, Peter R. Harvey owns 2,495,869 shares (27.6%) of the Company's Common Stock and John Harvey owns
2,370,669 shares (26.2%) of the Company's Common Stock. Each such person maintains a business address at 500 Central Avenue, Northfield, Illinois 60093.

     (2) ARTRA, through a wholly-owned subsidiary, Fill-Mor Holding, Inc. ("Fill-Mor"), a Delaware corporation (hereinafter all holdings of Fill-Mor are referred to as ARTRA's), presently owns 2,301,036 shares of record (25.6% of the outstanding common stock of COMFORCE).

     (3) The shares beneficially owned by Mr. Paterek, Mr. Ferrentino, the President and a Director of the Company, and Mr. Franco, the Executive Vice President of the Company, are owned of record by each such person. Furthermore, Messrs. Paterek, Ferrentino and Franco are each entitled to receive additional shares, so that, in accordance with the terms of the Letter Agreement, the percentage of shares beneficially owned by them and Kevin W. Kiernan, a Vice President of the Company, will collectively be maintained at 35% of the Company's outstanding Common Stock (and will preserve the ownership percentages shown in the table) during the immediate future. Mr. Ferrentino and Mr. Franco, along with Mr. Kiernan, (a beneficial owner of 176,644 shares of Common Stock), have entered into a voting trust agreement with respect to the shares held of record by them to ensure that all such shares are voted in the manner directed by Mr. Ferrentino. However, Mr. Ferrentino, Mr. Franco and Mr. Kiernan have disclaimed beneficial ownership of shares held of record by the other participants in the voting trust.



Securities Ownership of Management

         The following table sets forth the number and percentage of COMFORCE's $.01 par value Common Stock known by management of the Company to be beneficially owned as of December 15, 1995 by (i) all directors of COMFORCE,
(ii) Austin A. Iodice, the only executive officer included in the Summary Compensation Table, and (iii) all directors, executive officers and other key employees of COMFORCE as a group (12 persons). Unless stated otherwise, each person so named exercises sole voting and investment power as to the shares of Common Stock so indicated.

                Name of                      Number of Shares          Percentage of Shares
           Beneficial Owner                 Beneficially Owned          Beneficially Owned
           ----------------                 ------------------          ------------------

 Michael Ferrentino                             794,907                       8.8%

 Austin A. Iodice(1)                            370,419                       4.0%

 Alex Verde(2)                                  165,000                       1.8%

 Peter R. Harvey(3)                             190,500                       2.1%

 John Harvey(4)                                 69,0000                       0.8%

 Dr. Glen Miller                                   --                         --

 Richard Barber                                    --                         --

 Keith Goldberg                                    --                         --

 Directors and officers as a group            2,534,759                      26.2%
 (12) persons)(5)


          (1) The shares beneficially owned by Mr. Iodice consist of 370,419 shares issuable upon the exercise of an option held by Nitsua, Ltd., a corporation wholly-owned by Mr. Iodice (granted under the Option Plan), which expires March 15, 2003 at an exercise price of $1.125 per share. See paragraph 1 under "Transactions with Management and Others."

          (2) The shares beneficially owned by Mr. Verde consist of 150,000 shares owned directly by Mr. Verde and 15,000 shares issuable upon the exercise of an option held directly by him (granted under the Option Plan) which expires March 15, 2003 at an exercise price of $1.125 per share.

          (3) The shares beneficially owned by Mr. Peter R. Harvey consist of 150,500 shares owned directly by him and 40,000 shares issuable upon the exercise of an option held directly by him (granted under the Option Plan) which expires March 15, 2003 at an exercise price of $1.125 per share.

          (4) The shares beneficially owned by Mr. John Harvey consist of 69,000 shares issuable upon the exercise of an option held directly by him (granted under the Option Plan) which expires March 15, 2003 at an exercise price of $1.125 per share.

          (5) The shares beneficially owned by these persons include (i) 1,739,840 shares owned of record, and (ii) 528,419 shares in the aggregate issuable upon the exercise of options granted under the Option Plan held by such officers and directors as a group (including those shares issuable pursuant to options described in the notes above), which options expire March 15, 2003, at an exercise price of $1.125 per share.


                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

     1. In August 1982, ARTRA acquired 36.6% of the issued and outstanding common shares of the Company plus preferred shares for $2,250,000 (the "Investment"). The Investment was carried at cost plus equity in undistributed earnings (loss) since the date of acquisition, less the amortization over a 25-year period of the excess of cost over the equity in the Company's net assets at the date of acquisition.

     In February 1985, the Company acquired in an arms-length transaction negotiated by management of ARTRA, through a wholly-owned subsidiary, all of the issued and outstanding shares of New Dimensions, a creator and distributor of fashion jewelry, for consideration of $28,500,000 including cash of $21,850,000, a $3,000,000 9% promissory note due February 8, 1990 (which was prepaid), an earnout equal to 20% of New Dimension's pre-tax earnings during the calendar years 1985 through 1989 and 200,000 shares of Common Stock delivered from its treasury with an agreed fair market value of $20.00 per share or $4,000,000. The delivery of ARTRA's shares to the former stockholders of New Dimensions was approved by ARTRA's stockholders at their July 18, 1985 annual meeting.

     In exchange for the 200,000 shares of its Common Stock, ARTRA received 534,878 shares of the Company's common stock (thereby increasing its ownership of the Company from 36.6% to 55.9%) and 10,000 shares of the Company's Series B Preferred Stock convertible into additional Company common shares. In exchange for the cancellation of advances by ARTRA to the Company, amounting to $6,457,000 as of January 31, 1985, and an additional cash advance by ARTRA to the Company of $7,300,000, which latter sum was used by the Company to acquire New Dimensions, ARTRA received 10,000 shares of the Company's Series A Preferred Stock.

     In August 1985, the Company's stockholders approved a 1-for-30 reverse split of all authorized, issued, outstanding and reserved shares of common stock, increased the number of resulting authorized shares of the Company's common stock from 1,833,333 to 6 million and approved a 1-for-10 reverse split of all issued, outstanding and reserved shares of its preferred stock. ARTRA then converted its shares of the Company's Series B Preferred Stock into 1,099,108 shares of the Company's common stock, thereby increasing its ownership interest in the Company to 72.8%.

     In December 1985, ARTRA purchased 50,000 of the Company's common stock purchase warrants (14.4% of the 347,600 outstanding common stock purchase warrants) for $391,000. The warrants were issued in conjunction with a 1985 New Dimensions bond offering. The warrants, as adjusted, provided for the purchase of 75,000 of the Company's shares at $12.00 per share and were convertible into the Company's common stock at the rate of 0.375 shares of the

Company's common stock for each warrant. In September 1990 ARTRA converted such warrants and received 18,750 shares of the Company's common stock therefor.

     ARTRA and a wholly-owned subsidiary of ARTRA held notes from the Company at February 1, 1993 in the amount of $15,990,000 which were due April 1, 1994. Due to the limited ability of the Company to receive funds from its operating subsidiaries, effective July 1, 1989 ARTRA placed an indefinite moratorium on the accrual of interest on its Company note and declaration of dividends on its Company preferred stock. In February 1993, ARTRA and this wholly-owned subsidiary transferred these notes to the Company's capital account.

     During the nine months ended September 30, 1995, ARTRA made advances of $365,000 to the Company. In August 1994, ARTRA entered into a $1,850,000 short-term loan agreement with a non-affiliated corporation, the proceeds of which were advanced to the Company and used to fund amounts due the Company's bank. The loan, due June 30, 1995, was collateralized by 100,000 shares of the Company's common stock. In August 1995, these shares were transferred to the lender in consideration of extending the loan and the carrying value of these 100,000 shares ($700,000) was transferred to ARTRA as reduction of amounts due ARTRA.

     During 1994, ARTRA made net advances to the Company of $2,531,000. The advances consisted of a $1,850,000 short-term note with interest at 10%, the proceeds of which were used to fund the $1,900,000 cash payment to the bank in conjunction with the amended settlement agreement with the Company's bank lender (described in paragraph 4 of "Transactions with Management and Others"), and certain non-interest bearing advances used to fund the Company's working capital requirements. Effective December 29, 1994, ARTRA exchanged $2,242,000 of its notes and advances for additional Company Series C preferred stock. Additionally, the settlement agreement entered into with the Company's bank lender required ARTRA to contribute cash of $1,500,000 and ARTRA common stock with a fair market value of $2,500,000 to the Company's capital account in August 1994.

     ARTRA, as the holder of the Series C Preferred Stock, was entitled to receive dividends at the per annum rate of 13% of the liquidation value thereof before any distributions in liquidation of the assets of the Company could be paid in respect of the Common Stock. As of December 14, 1995, the liquidation value of the Series C Preferred Stock was $2,011.65 per share or $19.5 million in the aggregate, being the sum of (i) initial selling price thereof ($1,288.94 per share or $12.5 million in the aggregate) and (ii) the amount of unpaid, cumulated dividends thereon ($722.71 per share or $7 million in the aggregate). Dividends on the Series C Preferred Stock were cumulated quarterly from the date of issuance until July 1, 1989. On July 1, 1989, a moratorium on the accumulation of dividends on the Series C Preferred Stock became effective. In connection with the YIELD transactions described under "Proposal No. 3 - Ratification of the YIELD Transactions," ARTRA agreed to exchange all of the Series C Preferred Stock (and dividends accrued thereon) for 100,000 shares of Common Stock. This exchange was effected as of December 15, 1995.

     ARTRA provides certain financial, accounting and administrative services for the Company's corporate entity. Additionally, the Company's corporate entity leases its administrative office space from ARTRA. During 1994, 1993 and 1992 fees for these services amounted to $151,000, $115,000 and $307,000, respectively. Prior to February, 1993, these fees were added to the Company's note to ARTRA. During 1993 and 1992 the Company made net payments (borrowing) on the ARTRA note of $35,000 and $(44,000), respectively. In February, 1993, ARTRA contributed its notes to the Company's capital. Subsequent to February 1993, the Company made net payments to ARTRA of $139,000 and $115,000 in 1994 and 1993, respectively, for administrative services.

     The Company and ARTRA entered into the Assumption Agreement in October 1995, under which ARTRA agreed to pay and discharge all of the liabilities and obligations of the Company then outstanding, including indebtedness, corporate guarantees, accounts payable and environmental liabilities. ARTRA also agreed to assume responsibility for all of the assets of the Jewelry Business and is entitled to receive the net proceeds, if any, from the sale thereof.

     2. In April 1993, the Company entered into a management agreement with Nitsua, Ltd. ("Nitsua"), a corporation wholly-owned by Austin A. Iodice, then the Vice Chairman, President and Chief Executive Officer of the Company. This management agreement was approved and accepted by the Company's New Dimensions, Rosecraft and Lawrence subsidiaries (the "Jewelry Subsidiaries"). Pursuant to the terms of this agreement, Mr. Iodice had all of the responsibilities of a chief executive officer of the Company and the Jewelry Subsidiaries (subject to the supervision of the boards of directors of the Company and the Jewelry Subsidiaries). Mr. Iodice continues to fulfill these responsibilities in respect of the Jewelry Business. The agreement terminates on March 31, 1996, subject to earlier termination by the Company for "cause." "Cause" includes the disability of Mr. Iodice (or other designated agent), breach of the agreement by Mr. Iodice (or other designated agent), fraud, dishonesty, commission of a felony or the like, or the other failure of Mr. Iodice (or other designated agent) to reasonably perform its duties under the agreement.

     As compensation for its services under the agreement, Nitsua is entitled to receive (i) a management fee of $260,000 per annum, (ii) reimbursement of all documented expenses reasonably incurred by Nitsua in connection with the performance of its duties, (iii) options to purchase 370,419 shares of the Company's common stock at an exercise price of $1.125 per share or stock appreciation rights, exercisable for a period of 10 years, subject to certain adjustments.

     The  agreement to grant to Nitsua fully  vested  options  (under the Option
Plan) to acquire 370,419 shares of the Company's common stock is subject to the following conditions: If, in the opinion of the Company's tax advisors, the exercise of these options would more likely than not cause the Company to be unable to utilize a substantial amount of its net operating loss carryforwards ("NOL's") for Federal income tax purposes, then the options cannot be exercised to the extent the exercise would result in the Company being unable to utilize its NOL's. In the event any of these options cannot be exercised, the number of shares prohibited from being exercised will convert into stock appreciation rights and provide a cash payment equal to the gain in market price from the date of grant to the date of exercise on such prohibited shares.

     On October 1, 1993, Mr. Iodice made a short term loan to BCA Holdings Inc. and A G Holding Corp., subsidiaries of the Company's parent, ARTRA, in the principal amount of $150,000 bearing interest at the rate of 15% per annum. This loan was repaid in January 1994. As consideration for making this loan, Mr. Iodice received warrants to purchase 15,000 shares of ARTRA's common stock at an exercise price of $5.375 per share, which warrants expire October 1, 1998.

     3. As described in Note 4 to the Consolidated Financial Statements for the year ended December 31, 1994, the Company, its operating subsidiaries, ARTRA and Fill-Mor, entered into a settlement agreement with its bank lender, IBJ Schroder Bank & Trust Company ("Schroder") on August 18, 1994, as amended December 23, 1994, to discharge the indebtedness of the Company, its operating subsidiaries and Fill-Mor aggregating approximately $25,000,000. Upon payment of certain sums and satisfaction of certain conditions, this indebtedness was reduced to $10,500,000 (of which $7,855,000 was attributable to the obligations of the Company and its subsidiaries and $2,645,000 was attributable to the obligations of Fill-Mor). Under the terms of the amended settlement agreement with Schroder, this remaining indebtedness was to be discharged upon payment to Schroder of $750,000 by March 31, 1995 and upon ARTRA's registration of certain shares of its common stock.

     The Company did not have sufficient funds available to repay this indebtedness. Accordingly, on March 31, 1995, Alex Verde, a director of the Company, entered into an assignment agreement with Schroder to purchase this indebtedness for $750,000, and advanced an additional $100,000 to the Company. In this connection, Mr. Verde and the Company also entered into an agreement whereby he reduced this indebtedness to $850,000 in consideration of the Company's issuance to him of 150,000 shares of its common stock valued at $337,500 ($2.25 per share) based upon closing market value of the shares on March 30, 1995. The principal amount of the loan was reduced to $775,000 at June 30, 1995 and further reduced to $750,000 at July 31, 1995. The remaining loan principal was not repaid on its scheduled maturity date of July 31, 1995. Under the terms of the loan agreement, Mr. Verde received an additional 50,000 shares of the Company's common stock as compensation for the non-payment of the loan at its originally scheduled maturity. The maturity date of the loan was subsequently extended to September 30, 1995. ARTRA assumed the obligation to repay this loan under the terms of the Assumption Agreement entered into with the Company.

     4. See "Proposal No. 3 - Ratification of the YIELD Transactions - Description of the Transactions" for a description of various additional transactions entered into between the Company and each of ARTRA and Peter R. Harvey, which description is incorporated herein by reference.

     5. See "Executive Compensation - Employment Agreements" for a description of the employment agreements entered into between the Company and each of Michael Ferrentino and Christopher P. Franco, which description is incorporated herein by reference.

     6. See "Proposal No. 2 - Ratification of the Issuance of Stock to Certain Persons" for a description of certain transactions entered into between the Company and each of James L. Paterek, Michael Ferrentino and Christopher P. Franco, which description is incorporated herein by reference. In addition, Yield Industries, Inc., a corporation wholly-owned by Messrs. Paterek and Ferrentino earned a delivery fee of $500,000 in connection with the Company's acquisition of YIELD, $250,000 of which has been paid and the balance of which is payable on January 2, 1996.

     7. In October 1995, the Company has entered into a consulting agreement with Tarek Corporation ("Tarek"), which is a corporation wholly-owned by James
L. Paterek, the holder of approximately 14.7% of the Company's issued and outstanding Common Stock. Mr. Paterek, age 34, was a founder of YIELD and served as its President from 1985 to September 1995. Tarek has agreed to engage Mr. Paterek to perform the services required under the agreement. Under the terms of the agreement, Tarek has agreed to devote at least 50 hours per month performing services for the Company. The agreement is for a term of three years and is terminable by the Company only for "good cause." "Good cause" includes Paterek's fraud, misappropriation of Company assets, or the commission of a felony during the term of the agreement which is directly related to the Company and causes it material harm. Tarek has the right to terminate the agreement upon 30 days notice or immediately in the event of a change in control. Under this agreement, the consultant is entitled to compensation of $157,000 annually plus reimbursement for expenses incurred in performing its duties under the agreement. In addition, Mr. Paterek is entitled to participate in the Company's normal benefit programs. If the Company terminates the agreement without good cause, Tarek shall be entitled to receive full compensation for the balance of the term of the agreement. The agreement requires Tarek to enter into an agreement with Mr. Paterek under which he agrees not to compete with the Company during the term of the agreement and not to disclose confidential information. During 1995, Mr. Paterek was indicted in the United States District Court for the Eastern District of New York for allegedly conspiring to commit mail/wire fraud. He entered a plea of innocent and the matter is still pending.

                     PROPOSAL NO. 6 -- SELECTION OF AUDITORS

     The Board of Directors appointed Coopers & Lybrand L.L.P., independent public accountants, to audit the financial statements of the Company and its wholly owned subsidiaries for the fiscal year ending December 31, 1995. This appointment is being presented to stockholders for ratification. Coopers & Lybrand L.L.P. audited the Company's financial statements for the year ended December 31, 1994.

     A representative of Coopers & Lybrand is expected to attend the meeting and will be afforded an opportunity to make a statement if he or she desires to do so. This representative is also expected to be available to respond to appropriate questions.

     The Board of Directors recommends that the stockholders vote "FOR" the proposal. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or abstention is specified.

                             STOCKHOLDERS' PROPOSALS

     To be considered for inclusion in the Company's Proxy Statement for the 1996 Annual Meeting of Stockholders, stockholder proposals must be sent to the Company (directed to the attention of Office of the Secretary, at 2001 Marcus Avenue, Lake Success, New York 11042, for receipt not later than July 1, 1996.

                            GENERAL AND OTHER MATTERS

     Management knows of no matters, other than those referred to in this Proxy Statement, which will be presented to the meeting. However, if any other matters properly come before the meeting or any adjournment, the persons named in the accompanying proxy will vote it in accordance with their best judgment on such matters.

     The Company will bear the expense of preparing, printing and mailing this Proxy Statement, as well as the cost of any required solicitation. In addition to the solicitation of proxies by use of the mails, the Company may use regular employees, without additional compensation, to request, by telephone or otherwise, attendance or proxies previously solicited.
     Upon written request to the Company (directed to the attention of the Office of the Secretary at 2001 Marcus Avenue, Lake Success, New York 11042) by any stockholder whose proxy is solicited hereby, the Company will furnish a copy of any exhibits to its Annual Report on Form 10-K for the year ended December 31, 1994 upon a reasonable charge to cover the costs of copying the same.


                              By the Order of the Board of Directors



                              Christopher P. Franco
                              Secretary

Lake Success, New York
December 28, 1995